Exhibit 99.2

AMENDMENT NO. 1

TO THE

SCIENJOY HOLDING CORPORATION

2021 EQUITY INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Scienjoy Holding Corporation 2021 Equity Incentive Plan (the “Plan”), is adopted by the Board of Directors (the “Board”) of Scienjoy Holding Corporation, a company incorporated under the laws of the British Virgin Islands (the “Company”), effective as of July 19, 2025 (the “Amendment Effective Date”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

RECITALS

A.	The Company currently maintains the Plan.

B.	Pursuant to Section 17(a) of the Plan, the Board may amend the Plan at any time; provided, however, that no such amendment may be made without the approval of the Company’s shareholders to the extent such approval is required by Applicable Laws.

C.	The Board has determined that shareholder approval is not required by Applicable Laws for this Amendment and believes that it is in the best interests of the Company and its shareholders to amend the Plan to (i) increase the shares subject to the Plan, (ii) add an “evergreen” to the Plan’s share reserve, and (iii) extend the term of the Plan to ten years from the date of this Amendment, each as set forth herein.

AMENDMENT

1.	Effective as of the Amendment Effective Date, the first sentence of Section 3(a) of the Plan is hereby amended in its entirety to read as follows:

“Subject to adjustment in accordance with Section 14 below, the maximum aggregate number of Shares that may be issued under the Plan shall be the sum of (A) 6,000,000, plus (B) an increase commencing on January 1, 2026, and continuing annually on each anniversary thereof through and including January 1, 2035, equal to the lesser of (i) 3% of the Shares outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of Shares as determined by the Board or the Committee.”

2.	Effective as of the Amendment Effective Date, the first sentence of Section 16 of the Plan is hereby amended in its entirety to read as follows:

“The Plan, as amended by Amendment No. 1, shall become effective upon the effective date of Amendment No. 1 (the “Effective Date”).”

This Amendment shall be and, as of the Amendment Effective Date, is hereby incorporated in and forms a part of the Plan.

Except as specifically set forth in this Amendment, there are no other amendments to the Plan, and the Plan shall remain in full force and effect.